Code of Ethics

Rev. July 1, 2023

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Definitions

For the purposes of this Code, the following definitions shall apply:

Beneficial Interest or Ownership. the term “Beneficial Interest” or “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Supervised Person will be assumed to have a pecuniary interest, and therefore, Beneficial Interest or Ownership, in all securities held by that person, that person’s spouse, domestic partner, all members of the Supervised Person’s immediate family sharing the Supervised Person’s household, all minor children of that person, and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership (e.g., trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement).

Board of Managers. Appointed partners who jointly oversee governance and corporate activities of Vulcan Value Partners.

Compliance System. Third party compliance software used by Vulcan Value Partners to record certifications and monitor activities including, but not limited to, Supervised Persons personal trading, conflicts of interest, outside business interests, gifts and entertainment, etc.

Exempt Account. Any Compliance approved account where a Supervised Person does not exercise investment discretion or otherwise have direct or indirect influence or control, including but not limited to: (1) certain accounts that only hold non-Vulcan mutual funds; (2) variable annuities held directly at the carrier; and (3) 529 plans (provided that neither Vulcan nor any of its affiliates manages, distributes, markets, or underwrites the 529 Plan).

Fixed Income Securities. Fixed income securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States, corporate debt securities, mortgage-backed and other asset-backed securities, fixed income securities issued by state or local governments or the political subdivisions thereof, structured notes and loan participations, foreign government debt securities, and debt securities of international agencies or supranational agencies.

Non-Discretionary Account. An account over which the Access Person has no direct or indirect influence or control.

Related Party. An immediate family member of a Supervised Person (spouse, sibling, parent, grandparent, children, or others) living in the same household.

Reportable Security. Any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, unless Vulcan or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Vulcan or a control affiliate acts as the investment adviser or principal underwriter for the fund. For purposes of this Code, exchange traded funds (ETFs) are deemed to be Reportable Securities.

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Supervised Person. Directors, officers and partners of Vulcan (or other persons occupying a similar status or performing similar functions); full-time employees of Vulcan; and any other person who provides advice on behalf of Vulcan and is subject to Vulcan’s supervision and control. For purposes of the Code, Vulcan considers all Supervised Persons to be “access persons” as defined under Rule 204A-1 of the Advisers Act and, therefore, all Supervised Persons are required to adhere to all of the policies and procedures of this Code. The Chief Compliance Officer or a designee will review temporary workers and consultants on a case-by-case basis in determining whether they are deemed to be Supervised Persons or otherwise covered under the Code.

Vulcan Funds. Registered open-end investment companies advised or sub-advised by Vulcan and any Vulcan Private Fund.

Vulcan Identified Companies List. List maintained on the Compliance System that will generally include issuers of Vulcan’s portfolio holdings. Additional securities may be added at the discretion of the Chief Compliance Officer.

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I.	Statement of General Policy

This Code of Ethics (this “Code”) has been adopted by Vulcan Value Partners, LLC (“Vulcan”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Company Act”).

This Code establishes rules of conduct for all employees of Vulcan and is designed to, among other things, govern personal securities trading activities of employees. The Code is based upon the principle that Vulcan and its employees owe a fiduciary duty to Vulcan’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. Furthermore, all Supervised Persons are required to comply with applicable Federal securities laws.

The Code is designed to ensure that the high ethical standards long maintained by Vulcan continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Vulcan and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Vulcan has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Vulcan and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where Vulcan is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Vulcan expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Vulcan. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Vulcan. Vulcan’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Vulcan.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Vulcan in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code upon a determination that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

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The Chief Compliance Officer will periodically report to the Board of Managers of Vulcan to document compliance with this Code.

II.	Standards of Business Conduct

Vulcan places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the applicable provisions of the Advisers Act and the Company Act and also requires that all Supervised Persons comply with the various applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (the “SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Vulcan’s Supervised Persons as defined herein. These procedures cover transactions in a Reportable Security in which a Supervised Person has a Beneficial Interest in or accounts over which the Supervised Person exercises control as well as transactions by members of the Supervised Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Vulcan or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Section 17(j) of the Company Act makes it unlawful for Vulcan or its agents or employees, so long as Vulcan serves as an investment adviser to one or more mutual funds or other investment companies, to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by the mutual fund or other investment company in contravention of the rules and regulations adopted by the SEC under the Company Act. This Code contains provisions designed to ensure compliance with such rules and regulations.

III.	Prohibition Against Insider Trading

A.	Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and Vulcan to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and Vulcan may be sued by investors seeking to recover damages for insider trading violations.

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The rules contained in this Code apply to securities trading and information handling by Supervised Persons of Vulcan and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

B.	General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Vulcan) while in the possession of material, nonpublic information, nor may any personnel of Vulcan communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to Vulcan’s securities recommendations and client securities holdings and transactions.

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2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself, for clients, or others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

a.	Report the information and proposed trade immediately to the Chief Compliance Officer.
b.	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
c.	Do not communicate the information inside or outside Vulcan, other than to the Chief Compliance Officer.
d.	After the Chief Compliance Officer has reviewed the issue, Vulcan will determine whether the information is material and nonpublic and, if so, what action Vulcan will take.
e.	You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and Vulcan.

4.	Contacts with Public Companies

The members of the Board of Managers of Vulcan may not serve as either directors or officers of public companies. Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of Vulcan or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Vulcan must make a judgment as to its further conduct. To protect yourself, your clients and Vulcan, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of Vulcan and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

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6.	Restricted/Watch Lists

Although Vulcan does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.” Supervised Persons are prohibited from personally, or on behalf of a Client Account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all Supervised Persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Supervised Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

IV.	Personal Trading Policy

A.	Scope of Personal Trading Policy

The Personal Trading Policy portion of the Code is applicable to all Supervised Persons. The Chief Compliance Officer will review temporary workers and consultants on a case-by-case basis in determining whether they are deemed to be Supervised Persons or otherwise covered under the Code.

Related Parties of Supervised Persons

Related Parties to Supervised Persons are subject to the specific requirements detailed in the Personal Trading Procedures section.

B.	General Policy

Vulcan has adopted the following principles governing personal investment activities by Vulcan’s Supervised Persons:

•	The interests of clients will at all times be placed first;
•	All securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Supervised Persons must not take inappropriate advantage of their positions.
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C.	Personal Trading Procedures

1.	Disclosure of Personal Trading Accounts and Security Holdings

Each Supervised Person must disclose to Compliance all securities or futures account where the Supervised Person or a Related Party has direct or indirect Beneficial Ownership:

•	Within 10 days of being hired
•	Within 10 days of account opening
•	At the time such ownership is obtained; and
•	On a quarterly basis thereafter.

This includes, but is not limited to:

•	Individual Accounts
•	Employer sponsored retirement accounts (i.e., 401(k), 403(b), etc.)
•	Joint accounts with a spouse
•	Spouse’s individual accounts
•	Accounts of Related Parties (e.g., minor children, elderly relatives)
•	Accounts for which the employee acts as Trustee
•	Investment accounts linked to a Health Savings Account (HSA)
•	Any other account for which the Supervised Person has a direct or indirect beneficial interest (i.e., partnerships, investment clubs, etc.)

If you act as a fiduciary with respect to funds and accounts managed outside of the Firm (e.g. if you act as the executor of an estate for which you make investment decisions) and have received approval to engage in such Outside Business Interest, you are deemed to have Beneficial Ownership in the assets of that fund or account. Accordingly, any transactions you make on behalf of that fund or account will generally be subject to the trading restrictions and reporting applicable to you under the code.

2.	Permissible Personal Investing Activities

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her personal account(s) or that of a Related Party is permissible under this Code. The following types of personal transactions are permissible under the circumstances described below:

Publicly Traded Equity Securities

Supervised Persons and Related Parties are generally permitted to purchase or sell publicly traded individual equity securities or securities derived thereof subject to pre-clearance approval from Compliance.

Supervised Persons and Related Parties are generally permitted to purchase or sell publicly traded pooled equity securities. Pre-clearance is required for any pooled vehicle sub-advised by Vulcan, or any Vulcan Fund.

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Fixed Income Securities

Supervised Persons and Related Parties are generally permitted to purchase or sell Fixed Income Securities or securities derived thereof. Investment in individual fixed income securities included or issued by companies included on Vulcan’s Identified Companies List require pre-clearance approval from Compliance for both Supervised Persons and Related Parties prior to execution.

Private Placements and Initial Public Offerings

Supervised Persons and Related Parties are prohibited from investing in private placements of shares of publicly traded companies or initial public offerings (“IPO”) outside of a Vulcan SMA Strategy or Fund without first obtaining pre-clearance from the Chief Compliance Officer.

A matrix of general pre-clearance requirements for Supervised Persons and Related Parties can be found in Appendix A.

3.	Reporting Requirements for Personal Trading Accounts

All Supervised Persons must provide the Chief Compliance Officer or designee with a complete list of personal investment accounts (including those of Related Parties), initial and quarterly holdings and transaction reports for all reportable accounts in which he or she has any direct or indirect Beneficial Interest. These reports must be submitted in a timely manner as described below.

Initial Holdings Report

Every Supervised Person shall, no later than ten (10) days after the person becomes an Supervised Person, disclose all reportable investment accounts in which the Access Person or their Related Parties have any direct or indirect Beneficial interest with initial holdings. The holdings information submitted must be current as of a date no more than forty-five (45) days before the person became a Supervised Person.

Quarterly Transaction & Holdings Reports

Every Supervised Person shall, no later than thirty (30) days after the end of each calendar quarter, provide quarterly transaction and holding information for all reportable accounts in which the Supervised Person or their Related Parties has any direct or indirect Beneficial Interest. In addition, every Supervised Person will attest to all reported holdings on a quarterly basis via the Compliance System. For applicable accounts, Vulcan will rely on electronic data feeds from approved brokers to obtain transactional information. For accounts not established on an electronic feed, information may be submitted through duplicate broker generated transaction summaries or statements. Compliance approved exempt accounts are excluded from these requirements.

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In addition to the above, initial and quarterly certifications as outlined in Section VIII of this Code of Ethics will be required.

4.	Exempt Reporting Requirements

Supervised Persons do not need to provide statements or pre-clear transactions in Compliance-approved Non-Discretionary Accounts where the Supervised Person has no direct or indirect influence or control, including securities held in accounts where the Supervised Person may have signed over ALL investment discretion to an adviser, broker, or other trustee. However, Supervised Persons, are required to report the existence of these accounts in the Compliance System on a quarterly basis, along with acceptable proof of the account’s non-discretionary status at hire, account opening, and annually thereafter.

Exempt accounts and ownership of Vulcan Value Partners allocated pursuant to periodic share offerings are exempt from all reporting requirements and do not need to be disclosed in any capacity in the Compliance System.

5.	Personal Securities Trading Pre-Clearance Requirements

Transacting in various security types, including limited offerings, must be pre-cleared. Pre-clearance approval is required from Compliance prior to execution for, but not limited to, the following:

•	Transactions by Supervised Persons and Related Parties in Vulcan Funds.
•	Transactions in securities in or derived from publicly traded equities by a Supervised Person or their Related Parties.
•	Transactions in individual fixed income securities issued by companies included on the Vulcan Identified Companies List.
•	Initial transactions pursuant to an automatic investment plan for securities requiring pre-clearance.
•	Transactions in Vulcan Funds within the Vulcan Value Partners 401k Profit Sharing Plan that are not pursuant to regular payroll contributions or rebalances.

Please see Appendix B for more examples of the types of securities transactions that require pre-clearance, or consult Compliance if you are unsure of any pre-clearance obligations.

Pre-clearance requests should be made via the Compliance System and require the approval of a member of the Compliance and Trading department. Compliance retains the discretion to evaluate the circumstances of each transaction in conjunction with its corresponding trade request.

Pre-clearance approval cannot be granted by the same individual seeking pre-clearance. A standard approval is valid only until the end of the trading day on which approval was granted, or such time may be specified at the time of review. If the trade is not executed by the end of the current trading day a new pre-clearance request needs to be submitted for approval prior to trading on any subsequent day.

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Exemptions from Pre-clearance:

•	Non-directed acquisition or sales of securities due to involuntary corporate actions, including stock dividends, splits, mergers, spin-offs, etc.
•	Receipt of gifts of securities
•	Purchases or sales held in Compliance-approved Non-Discretionary Accounts (an “Exempt Account”) where the employee has no direct or indirect influence or control. This includes accounts where the employee has signed over-all investment discretion to an adviser, broker, or other trustee.
•	Acquisition of shares of Vulcan Value Partners, LLC by Supervised Persons pursuant to periodic share offerings.
•	Subsequent transactions in a Limited Offering where the initial investment received pre-clearance approval.
•	Fractional share positions that are automatically executed subject to broker discretion or account terms.

6.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will review all reported information required under the Code on a quarterly basis for compliance with Vulcan’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer or a designee will also review and compare Supervised Persons’ personal transactions with transactions for clients on a quarterly basis, and against any restricted list or watch list maintained by the firm. The Chief Compliance Officer may also initiate inquiries of Supervised Persons regarding personal securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Vulcan.

The Firm does not allow engaging in day trading as it may be a potential distraction from servicing clients.

D.	Private Investments

Initial investments in or divestment from directly held reportable securities (e.g., shares held of a private company, limited partnership interests, public or private securities not held in an investment account) require pre-approval from the Chief Compliance Officer or designee. Pre-clearance requests must be submitted to the Compliance Department via StarCompliance. If you receive notification of a privately owned company’s intent to go public, you must immediately notify Compliance. All such positions in privately owned companies and subsequent transactions need to be reported and confirmed quarterly as part of the Quarterly Reporting process.

The receipt of directly held reportable securities, such as a gift, must also be reported to the Chief Compliance Officer or designee upon acquisition for review.

E.	Interested Transactions

No Supervised Person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect Beneficial Ownership of any securities of such issuer;
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•	Any contemplated transaction by such person in such securities;
•	Any position with such issuer or its affiliates; and
•	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

V.	Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships. However, federal, state, local and foreign laws contain numerous restrictions on the giving (and receiving) of gifts, particularly with respect to clients that are ERISA and non-ERISA pension and profit-sharing plans, state or municipal government entities, and foreign government entities. Additionally, providing excessive gifts and entertainment can create the appearance of potential conflicts of interest. Accordingly, Vulcan and all Vulcan directors, officers and employees (“Personnel”) must follow this gift and entertainment policy (the “Policy”) when giving or receiving gifts or entertainment.

Please note that this Policy does not address charitable contributions (defined as contributions to 501(c)(3) tax exempt organizations) or political contributions. For more information on charitable or political contributions, please read Vulcan’s Charitable Contribution Policy and Political Contribution Policy.

A.	Risks

Numerous federal, state, local and foreign rules and regulations exist around the exchange of gifts and entertainment with persons and companies that Vulcan does business with (e.g., broker-dealers), as well as clients, prospective clients, and their representatives, such as ERISA plan fiduciaries, Government officials, Taft-Hartley plan officials and other state or local pension plan representatives. For example, gifts or entertainment provided to ERISA plan fiduciaries, labor unions, or their representatives in excess of $250 per year may violate Department of Labor rules and regulations and/or trigger reporting requirements. Providing anything of value, or the promise to give anything of value, in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government could result in a violation of the Foreign Corrupt Practices Act (“FCPA”). This Policy is designed, therefore, to ensure that Vulcan and its Personnel are able to comply with the myriad of restrictions under these rules and regulations, as well as others. Additionally, in developing this Policy, Vulcan considered the risk that Personnel would be improperly influenced by receiving excessive gifts or entertainment from any individual or entity. Vulcan also considered the risk that Personnel would try to use gifts or entertainment to exert improper influence on another individual or entity.

General Gifts and Entertainment Policy

Gifts

In general, personnel may give or receive without preapproval:

•	Items valued at $250 or less in aggregate for a calendar year to or from the same entity or person.
•	Larger, non-cash items shared amount employees (i.e., gift basket, lunch, etc.)
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Pre-approval is required for gifts regarding persons in the following categories:

•	Government Officials and their families
•	Representatives of Taft-Hartley employee benefit funds
•	ERISA Plan Fiduciaries

Personnel are PROHIBITED from giving or receiving:

•	Cash or cash equivalents, including gift cards.
•	Items valued more than $250 or items that cause the total value of all gifts provided to or received from the same person or entity to exceed $250 for the calendar year without pre-approval from Compliance.

Entertainment

In general, personnel may give or receive without preapproval:

•	Business entertainment of reasonable value if the giver is present.
•	Educational event if the giver is present.

Pre-approval is required for entertainment regarding persons in the following categories:

•	Government Officials and their families
•	Representatives of Taft-Hartley employee benefit funds
•	ERISA Plan Fiduciaries
•	Broker/Dealer

Personnel are PROHIBITED from giving or receiving:

•	Lavish or excessive entertainment. If personnel are unsure as to whether something is excessive or not, please reach out to Compliance prior to participation.

Prohibition on Receiving Gifts and Entertainment from Broker-Dealers to the Vulcan Mutual Funds

Section 17(e)(1) of the Investment Company Act prohibits mutual fund advisers, either directly or through their employees, from receiving any compensation for the purchase or sale of any property to or for a mutual fund. As a result, Vulcan Personnel are prohibited from accepting any gifts, entertainment, favors or other things of value from broker-dealers if:

•	The broker-dealer only provides services to the Vulcan Mutual Funds; or
•	The broker-dealer indicates (or the employee reasonably believes) that the gift or entertainment is being provided solely in connection with business from the Vulcan Mutual Funds.

The only exception to this prohibition is for modest gifts presented to Vulcan and shared on a firm-wide basis (e.g., holiday gifts, fruit baskets) from a broker-dealer, regardless of whether the broker-dealer provides services to the Vulcan Mutual Funds.

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B.	Reporting Gifts and Entertainment and Pre- Approval

Generally, all gifts or entertainment provided and received must be reported to the Compliance Department. However, items such as holiday baskets or lunches delivered to Vulcan’s office, which are received on behalf of the Company, do not require reporting. Additionally, promotional items valued at less than $100 that clearly display the provider’s company logo also need not be reported. Examples of promotional items include mugs, hats and umbrellas.

Personnel are required to report all gifts and entertainment that are reportable under this Policy via the Compliance System at least quarterly. Gifts and Entertainment requiring pre-clearance should also be submitted via Compliance System prior to gift or receipt for approval.

The Compliance Department will periodically monitor gifts and entertainment provided to and from Personnel for compliance with this Policy, applicable rules and regulations, and any conflicts of interest. If the Compliance Department determines that the receipt of any particular gift or entertainment violates this Policy, applicable rules or regulations, or otherwise presents a conflict of interest, the Compliance Department may require that such gift be returned to the provider or that the cost of the gift or entertainment expense be returned to the provider.

C.	Broker-Dealer Pre-clearance

All broker-dealer entertainment requires pre-approval from the Compliance Department prior to participation.

VI.	Protecting the Confidentiality of Client Information

A.	Confidential Client Information

In the course of investment advisory activities of Vulcan, the firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Vulcan to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Vulcan’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

B.	Non-Disclosure of Confidential Client Information

All information regarding Vulcan’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Vulcan does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Vulcan will require that any financial intermediary, agent or other service provider utilized by Vulcan (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Vulcan only for the performance of the specific service requested by Vulcan;
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•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Vulcan, or as otherwise required by any applicable law. In the event Vulcan is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Vulcan shall disclose only such information, and only in such detail, as is legally required; and
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

C.	Employee Responsibilities

All Supervised Persons are prohibited, both during and after the termination of their employment with Vulcan, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver the Vulcan’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Vulcan, must return all such documents to Vulcan.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

D.	Security Of Confidential Personal Information

Vulcan enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide Vulcan’s services to clients;
•	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and
•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

E.	Privacy Policy

As a registered investment adviser, Vulcan and all Supervised Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Vulcan has adopted policies and procedures to safeguard the information of natural person clients.

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F.	Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Vulcan’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the Chief Compliance Officer.

VII.	Outside Business Activities

A.	Service as a Director

No Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that such board service would be disclosed and consistent with the firm’s businesses and client interests as an investment manager. Where board service is approved, Vulcan has implemented a “Chinese Wall” policy and appropriate procedures to isolate such person from making decisions relating to the company’s securities and as a matter of strict firm policy and practice no securities of any company for which any member of Vulcan’s Board of Managers serves as a director, officer or in any other capacity will ever be recommended for any advisory client or client portfolio.

B.	Other Affiliations

A conflict may exist depending on the relationship between a Supervised Person and an outside entity. A potential conflict may arise if the relationship causes a Supervised Person to choose between the interest of the outside entity and the interests of Vulcan or Vulcan’s clients. In addition, a potential conflict may arise if a Supervised Person devotes too much time and attention to the outside activity and it begins affect the execution of responsibilities as they relate to Vulcan or Vulcan’s clients. Before a Supervised Person accepts employment or a role outside of Vulcan including but not limited to, outside employment, trustee/board member of a not-for-profit organization, executor/trustee of an estate, etc., pre-approval must be obtained from the Compliance Department. This may be submitted through the Compliance System.

Charitable, civic, or religious activities not subject to compensation or fiduciary responsibility are generally exempt from this requirement. Compensation can include, but not limited to, direct payment, equity interest (private or public), or options on equity (private or public).

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VIII.	Oversight of the Code

A.	Certifications

Initial Certification

All Supervised Persons will be provided with a copy of the Code and any amendments and must initially certify through the Compliance System that they have: (i) received, read, and understand the Code; (ii) agreed to abide by the Code; and (iii) disclosed all information as required by the Code.

Quarterly Certification

All Supervised Persons must certify quarterly by utilizing the electronic certification process through StarCompliance, to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

B.	Approval by and Reporting to Board of Directors/Trustees of Registered Investment Company Clients

Under Rule 17j-1, the board of directors/trustees of registered investment company clients must approve the Code and material changes hereto. Any material changes to the Code must be approved by such board no later than six months after the adoption of the material change. Before such board’s approval of the Code and any material changes hereto, Vulcan shall provide a certification to the board that Vulcan has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

In addition, no less frequently than annually, Vulcan shall provide the board of directors/trustees of a registered investment company client, a written report that: (i) describes any issues arising under the Code or applicable policies and procedures since the last report to the board (e.g., information about material violations of the Code as it relates to the registered investment company client or applicable policies and procedures and sanctions imposed as a result of these material violations); and (ii) certifies that Vulcan has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

C.	Authority to Exempt Transactions

The Chief Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code if the Chief Compliance Officer determines that such exemption would not be against any interests of a client and would be in accordance with applicable law. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

D.	Further Information

Supervised Persons should contact the Chief Compliance Officer or a member of the Board of Managers in his absence regarding any inquiries pertaining to the Code or the policies established herein.

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E.	Recordkeeping

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of this Code and any other code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past six years;
•	A record of any violation of this Code and any action that was taken as a result of such violation for a period of six years;
•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past six years was, a Supervised Person, which shall be retained for six years after the individual ceases to be a Supervised Person of Vulcan;
•	A copy of each report made pursuant to this Code, including any brokerage account statements provided in lieu of these reports for a period of six years from the end of the fiscal year in which the report is made or the information is provided;
•	A list of all persons who are, or within the preceding six years have been, Supervised Persons; or a person responsible for reviewing the reports made pursuant to this code and
•	A record of any decision and reasons supporting such decision to approve a Supervised Person’s acquisition of securities in initial public offerings and limited offerings within the past six years after the end of the fiscal year in which such approval is granted.
•	A written report that: describes any issues arising under this Code or procedures since the last report to the applicable fund’s board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and certifies that Vulcan has adopted procedures reasonably necessary to prevent supervised persons from violating this Code.

F.	Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer or a member of the Board of Managers any apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to the Board of Managers any material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to the Board of Managers could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of applicable provisions of the Advisers Act or the Company Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Board of Managers.

The Board of Managers shall consider reports made hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with Vulcan.

For the avoidance of doubt, nothing in this Code of Ethics prohibits Employees/Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Vulcan to make any such reports or disclosures and do not need to notify Vulcan that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Supervised Persons from recovering an aware pursuant to a whistleblower program of a government agency or entity

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APPENDIX A

Pre-Approval Matrix for Supervised Persons and Related Parties

Security Type	Pre-Clearance Approval
Bankers Acceptance	Not Required
Certificate of Deposits (CDs)	Not Required
Commercial Paper	Not Required
Debt
Corporate Bonds (Non-Vulcan holdings)	Not Required
Corporate Bonds (Issuers on Vulcan’s Identified Securities List)	Required
Promissory Notes	Not Required
Municipal or Government Bonds	Not Required
Digital Currency	Not Required
Direct Obligations of U.S. Government	Not Required
ETFs	Not Required
Publicly Traded Equity Securities	Required
Funds
Non-Vulcan Mutual Funds	Not Required
Vulcan Funds and Vulcan advised/sub-advised Funds	Required
Initial Public Offerings (IPO)	Required
Initial Coin Offerings (ICO)	Required
Limited Offerings	Required
Options/Futures
ETFs or Indices	Not required
Stocks	Required
Stock
Common Stock	Required
Preferred Stock	Required

If a security type you would like to trade is not listed above, please see Compliance for additional guidance. Transactions made pursuant to an automatic investment plan require pre-clearance at the initial investment in an investment account other than an employer sponsored retirement account (subsequent investments made pursuant to the plan do not require pre-clearance.

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Appendix B

Account Disclosure Matrix for Supervised Persons and Related Parties

Account Type	Disclosure
Individual or Joint Investment Account	Disclosure Required
Individual Retirement Account (IRA)	Disclosure Required
ALPS Account	Disclosure Required
Employer Sponsored Retirement Account (401(k), 403(b), etc.)	Disclosure Required
Health Savings Account (HSA)	Disclosure not required
Investment Account linked to an HSA	Disclosure Required
Cash Only Accounts (Checking, Savings, etc.)	Disclosure Not Required

If you do not see an applicable account type listed, please reach out to a member of Compliance for further information.

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